Exhibit 99.2

FOR IMMEDIATE RELEASE

MATTRESS FIRM TO ACQUIRE SLEEPY’S

— Solidifies Company’s Position as Largest Border-to-border, Coast-to-coast Mattress Specialty Retailer —

— Combined Company will Operate Nearly 3,500 Retail Stores and 80 Distribution Centers Across 48 States —

— Anticipates Low Single-digit EPS Accretion in Year One Growing to Double-digit EPS Accretion in the Third Year Post-closing —

— Expects Annual Synergies of Approximately $40 million by the Third Year Post-closing —

HOUSTON, November 30, 2015 /BUSINESSWIRE/ — Mattress Firm Holding Corp. (the “Company”) (NASDAQ: MFRM), the nation’s largest specialty mattress retailer, today announced that it has entered into an agreement to acquire all of the outstanding equity interests in HMK Mattress Holdings LLC, the holding company of Sleepy’s and related entities.  The aggregate purchase price is $780 million, subject to working capital and other customary adjustments.  Sleepy’s is the nation’s second largest specialty mattress retailer, with over 1,050 stores in 17 states in the Northeast, New England, the Mid-Atlantic and Illinois.

The closing of the acquisition, which is subject to expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other regulatory approvals, is expected to occur during the first half of Mattress Firm’s fiscal year 2016. As part of the consideration, the Company has agreed to assume certain quantified liabilities totaling approximately $30 million. In addition, Adam Blank, the current chief operating officer and general counsel of Sleepy’s, will join the Mattress Firm executive management team and will contribute up to $10 million of the equity value he holds in Sleepy’s in exchange for shares of Mattress Firm common stock. The remainder of the consideration payable to the equityholders of Sleepy’s will consist of cash. The Company expects to fund the cash requirements of the closing of the acquisition with cash on hand and the proceeds from the issuance of senior secured debt. The transaction has been approved by the Boards of Directors of both companies.

The Company expects to generate annual synergies of approximately $40 million by the third year post-closing.  In addition, the Company expects to receive future cash income tax benefits totaling over $11 million annually for more than 10 years from the deductible tax basis goodwill generated from the transaction and from the carryover tax basis of other assets, both subject to the Company’s ability to generate future taxable income.

The Company plans to continue to operate under both the Mattress Firm and Sleepy’s brands in the near term and will maintain an East Coast office on Long Island, New York.

“This transformational acquisition unites the nation’s two largest mattress specialty retailers, providing customers with convenience, value and choice through our truly border-to-border and coast-to-coast, multi-brand retail stores and distribution network,” stated Steve Stagner, Mattress Firm’s chief executive officer. “Over the years we have admired Sleepy’s for the strong business they have built. The Acker family has a long history in the mattress specialty retail industry through four generations and over 58 years. I look forward to partnering with David Acker during this transition period, as we bring together these two great companies that share a strong focus on culture, the customer and overall service experience.”

Mr. Stagner continued, “Both Mattress Firm and Sleepy’s are excited about the opportunities this combination will create for our over 10,000 collective employees, as well as our customers, vendors, business partners and shareholders. We look forward to adding the talented mattress professionals at Sleepy’s to our family. Upon closing, Adam Blank will become president of Sleepy’s and support the continued growth of Sleepy’s, as well as the evaluation and integration of best practices across the combined company.”

5815 Gulf Freeway • Houston, TX • 77023 • Phone: 713-923-1090 • Fax: 713-923-1096

Mr. Stagner concluded, “The acquisition of Sleepy’s is an important next step in building our national store network, and expands our footprint into major markets in the Northeast and Mid-Atlantic. With pro forma sales of over $3.6 billion through approximately 3,500 retail locations in 48 states, our combined company will be able to further benefit from national scale in key areas including distribution, customer delivery, advertising, sourcing and procurement, and operating expenses.”

Adam Blank commented, “For over 58 years, Sleepy’s has improved the lives of our customers through better sleep with a selection of America’s best brands. The combination of Sleepy’s and Mattress Firm creates the nation’s first true national mattress specialty retailer, and will benefit both our customers and our employees. I look forward to working with Steve and the Mattress Firm team as we combine the best of Sleepy’s and Mattress Firm.”

Compelling Strategic Rationale

•                  Creates the nation’s first border-to-border, coast-to-coast specialty bedding retailer

•                  Will operate approximately 3,500 stores

•                  Pro forma sales of over $3.6 billion over the last twelve months

•                  Allows Mattress Firm to leverage the benefits of national scale

•                  Nationwide distribution and delivery

•                  National advertising

•                  Sourcing, procurement and contract scale efficiencies

•                  Exclusive partnership opportunities

•                  Operating expense leverage

•                  Attractive store base and strong leadership team with unmatched experience operating in the Northeast and Mid-Atlantic markets

•                  Over 1,050 stores with strong penetration in difficult to enter markets in the Northeast and Mid-Atlantic

•                  Generates significant synergy opportunities

•                  Approximately $40 million of identifiable cost synergies by the third year post-closing

•                  Cost efficiencies in distribution and logistics, advertising, sourcing and procurement, professional services, and operating expenses, as well as additional revenue potential

•                  Earnings accretive and enhances free cash flow generation

•                  Estimated to achieve low single-digit EPS accretion in year one, growing to double-digit Adjusted EPS accretion by the third year post-closing, excluding one-time costs

•                  The combined company anticipates it can generate significant free cash flow, which can be used primarily to pay down debt and/or undertake future organic growth or potential acquisitions

Barclays Capital Inc. acted as exclusive financial advisor to Mattress Firm and provided a fairness opinion to the Company.  Norton Rose Fulbright LLP acted as legal counsel to Mattress Firm in connection with the transaction. Morgan Stanley & Co. LLC acted as exclusive financial advisor to Sleepy’s. Gibson, Dunn & Crutcher LLP acted as legal counsel to Sleepy’s in connection with the transaction.

Conference Call Information

The Company will host a conference call for investors and other interested parties beginning at 5:00 p.m. Eastern Time today, November 30, 2015. The call will be hosted by Steve Stagner, chief executive officer, Ken Murphy, president, Alex Weiss, chief financial officer and Scott McKinney, vice president of investor relations.

The conference call will be accessible by telephone and the internet. To access the call, participants from within the U.S. may dial (877) 705-6003, and participants from outside the U.S. may dial (201) 493-6725. Participants may also access the call via live webcast by visiting the Company’s investor relations website at ir.mattressfirm.com.

The replay of the call will be available from approximately 9:00 p.m. Eastern Time on November 30, 2015 through midnight Eastern Time on December 14, 2015. To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13625556. The archive of the webcast will be available on the Company’s website for a limited time.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are “forward-looking statements” within the meaning of applicable federal securities laws and regulations. In many cases, you can identify forward-looking statements by terminology such as “may,” “would,” “should,” “could,” “forecast,” “feel,” “project,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue” or the negative of these terms or other comparable terminology; however, not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release, such as those relating to any anticipated effects of this potential acquisition or any other recent acquisitions, are subject to various risks and uncertainties, including but not limited to downturns in the economy; reduction in discretionary spending by consumers; our ability to execute our key business strategies and advance our market-level profitability; our ability to profitably open and operate new stores and capture additional market share; our relationship with our primary mattress suppliers; our dependence on a few key employees; the possible impairment of our goodwill or other acquired intangible assets; the effect of our planned growth and the integration of our acquisitions on our business infrastructure; the impact of seasonality on our financial results and comparable-store sales; our ability to raise adequate capital to support our expansion strategy; our success in pursuing and completing strategic acquisitions; the effectiveness and efficiency of our advertising expenditures; our success in keeping warranty claims and comfort exchange return rates within acceptable levels; our ability to deliver our products in a timely manner; our status as a holding company with no business operations; our ability to anticipate consumer trends; risks related to our primary stockholder, J.W. Childs Associates, L.P.; heightened competition; changes in applicable regulations; risks related to our franchises, including our lack of control over their operation and our liabilities if they default on note or lease obligations; risks related to our stock and other factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 3, 2015 filed with the Securities and Exchange Commission (“SEC”) on April 3, 2015 and our other SEC filings. Forward-looking statements relate to future events or our future financial performance and reflect management’s expectations or beliefs concerning future events as of the date of this press release. Actual results of operations may differ materially from those set forth in any forward-looking statements, and the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans or objectives will be achieved. We do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

About Mattress Firm Holding Corp.

With more than 2,400 company-operated and franchised stores across 41 states, Mattress Firm Holding Corp. (MFRM) has the largest geographic footprint in the United States among multi-brand mattress retailers. Founded in 1986, Houston-based MFRM is the nation’s leading specialty bedding retailer with over $2.5 billion in sales over the past 12 months. MFRM, through its family of brands, including Mattress Firm and Sleep Train, offers a broad selection of both traditional and specialty mattresses, bedding accessories and other related products from leading manufacturers, including Sealy, Tempur-Pedic, Serta, Simmons, Stearns & Foster, and Hampton & Rhodes. More information is available at www.mattressfirm.com. MFRM’s website is not part of this press release.

About Sleepy’s

Sleepy’s is a privately-owned fourth-generation company with over 1,050 retail locations in 17 states and the District of Columbia, spanning from Maine to South Carolina and available nationally through www.sleepys.com.  Throughout Sleepy’s over 58-year history, the company has remained committed to providing sleep comfort and expertise with its highly trained Mattress Professionals and an extensive selection of top brands, including Tempur-Pedic, Sealy Posturepedic, Simmons Beautyrest, Serta, King Coil, Stearns & Foster and more. Sleepy’s website is not part of this release.

Investor Relations Contact:

Scott McKinney, Vice President of Investor Relations, ir@mfrm.com or 713-328-3417

Media Contact:

Kimberly Wise, kwise@jacksonspalding.com or 214-646-1659

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